Exhibit 21

SUBSIDIARIES OF THE COMPANY

Subsidiary	State or Jurisdiction of Incorporation

Motient Holdings Inc.	Delaware

Motient Communications Inc.	Delaware

Motient Services Inc.	Delaware

Motient License Inc.	Delaware

MVH Holdings Inc.	Delaware

Motient Ventures Holdings Inc.	Delaware

TerreStar Networks Inc.	Delaware

TerreStar Global Ltd.	Bermuda

TerreStar National Services Inc.	Delaware

TerreStar License Inc.	Delaware

TerreStar Europe Limited	United Kingdom

CCTV Wireless Inc.	Delaware

CCTV Wireless I, LLC	Delaware

Port Merger Corporation	Colorado